NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FLOTEK INDUSTRIES, INC. 7030 Empire Central Drive Houston, Texas 77040	Tuesday July 26, 2005 6:00 a.m. EST

FLOTEK INDUSTRIES, INC. QUARTERLY PROFIT MORE THAN TRIPLES

HOUSTON, July 26, 2005 - Flotek Industries, Inc. (FLTK.OB) on Monday announced its second-quarter profits rose 350% to $2.0 million, on total sales of $12.5 million up 159% from 2004.

Net income for the second quarter increased to $2.0 million, or 29 cents per share, from $0.4 million, or 7 cents per share, a year ago. Earnings per share of 29 cents represent a 32% sequential increase over first quarter 2005 earnings per share of 22 cents. Looking ahead, the company said it expects to meet its full year earnings forecast of $1.00 to $1.05 per share.

Financial Results (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenue	$12,461	$4,811	$23,502	$9,607

Net Income	$1,989	$442	$3,457	$676

Basic EPS	$0.29	$0.07	$0.51	$0.10
Diluted EPS	$0.26	$0.06	$0.46	$0.10

Organic growth within our Chemicals and Logistics segment combined with the expansion of our Drilling Products segment produced the increase in sales and profit. Sales of our proprietary chemical line continue to grow bolstered by strong margins in our downhole drilling tool operations.

Chairman and CEO, Jerry D. Dumas, Sr. commented, “We delivered strong second quarter results, with profit growth outpacing our revenue growth. We remain focused and disciplined on producing above market profits in our three core segments: Specialty Chemicals & Logistics, Drilling Products and Production Products.”

Shares of Flotek's common stock will begin trading on the American Stock Exchange under the symbol "FTK" on July 27, 2005

More detail will be available in the Company’s 10-QSB to be filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com.

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911